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                                                               EXHIBIT 99.(g)(1)

                              MANAGEMENT AGREEMENT

AGREEMENT dated as of January 18, 2000 between Colonial INVESTMENT GRADE BOND FUND, a Massachusetts business trust (Fund), and COLONIAL MANAGEMENT ASSOCIATES, INC., a Massachusetts corporation (Advisor).

In consideration of the promises and covenants herein, the parties agree as follows:

1. The Advisor will manage the investment of the assets of the Fund in accordance with its investment policies and will perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Fund.

2. In carrying out its investment management obligations, the Advisor shall:

        (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable; (b) purchase and sell securities and other investments for the Fund in accordance with the procedures approved by the Board of Trustees; and
        (c) report results to the Board of Trustees.

3. The Advisor shall furnish at its expense the following:

        (a) office space, supplies, facilities and equipment; (b) executive and other personnel for managing the affairs of the Fund (including preparing financial information of the Fund and reports and tax returns required to be filed with public authorities, but exclusive of those related to custodial, transfer, dividend and plan agency services, determination of net asset value and maintenance of records required by
        Section 31(a) of the Investment Company Act of 1940, as amended, and the rules thereunder (1940 Act)); and (c) compensation of Trustees who are directors, officers, partners or employees of the Advisor or its affiliated persons (other than a registered investment company).

4. The Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5. The Fund shall pay the Advisor monthly a fee at the annual rate of 0.50% of the Average [Weekly] Managed Assets of the Fund.

       "Average  [Weekly]  Managed  Assets" of the Fund  shall mean the  average
       [weekly] value of the total assets of the Fund less all accrued liabilities of the Fund (other than the aggregate amount of any outstanding borrowings constituting financial leverage).

6. If the operating expenses of the Fund for any fiscal year exceed the most restrictive applicable expense limitation for any state in which shares are sold, the Advisor's fee shall be reduced by the excess but not to less than zero.

        Operating expenses shall not include brokerage, interest, taxes, deferred organization expenses and extraordinary expenses, if any. The Advisor may waive its compensation (and, bear expenses of the Fund) to the extent that expenses of the Fund exceed any expense limitation the Advisor declares to be effective.



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7.      This Agreement shall become effective as of the date of its execution,
        and

        (a) unless otherwise terminated, shall continue until two years from its date of execution and from year to year thereafter so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Advisor either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Advisor on sixty days' written notice to the Fund.

8. This Agreement may be amended in accordance with the 1940 Act.

9. For the purpose of the Agreement, the terms "vote of a majority of the outstanding voting securities", "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

10. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Advisor, or reckless disregard of its obligations and duties hereunder, the Advisor shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

COLONIAL INVESTMENT GRADE BOND FUND


By:
        Title:

COLONIAL MANAGEMENT ASSOCIATES, INC.



By:
        Title:


A copy of the document establishing the Fund is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Fund individually but only upon the assets of the Fund.